Exhibit 11





                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 25, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Reynolds Blue Chip Growth Fund, Reynolds Opportunity Fund, Reynolds U.S. Government Bond Fund and Reynolds Money Market Fund (constituting Reynolds Funds, Inc.), portions of which are incorporated by reference into the Registration Statement. We also consent to the reference under the heading "Independent Accountants" in the Statement of Additional Information.




   /s/ Price Waterhouse LLP

   PRICE WATERHOUSE LLP
   Minneapolis, Minnesota
   January 29, 1997